Exhibit 3.4

CERTIFICATE OF AMENDMENT

OF THE AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

TURNING POINT BRANDS, INC.

April 28, 2016

Turning Point Brands, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware, as amended, through its duly authorized officers and by authority of its Board of Directors does hereby certify:

1.	The name of the Corporation is Turning Point Brands, Inc. The original certificate of incorporation of the Corporation was filed with the office of the Secretary of State of the State of Delaware on January 28, 2004, amended on August 18, 2008, further amended and restated on September 24, 2015 and further amended on November 4, 2015 (the “Amended and Restated Certificate of Incorporation”).

2.	The Corporation intends to effect an initial public offering by the Corporation previously approved by the Board of Directors of its common stock, pursuant to a registration statement on Form S-1 filed with the U.S. Securities and Exchange Commission.

3.	The effective date of this Certificate of Amendment of the Amended and Restated Certificate of Incorporation (this “Certificate of Amendment”) shall be the date it is filed with the Secretary of State of Delaware.

4.	In accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware, this Certificate of Amendment has been duly adopted by the Board of Directors of the Corporation and by the stockholders of the Corporation, and duly executed and acknowledged by an authorized officer of the Corporation.

5.	Article FOURTH of the Amended and Restated Certificate of Incorporation is hereby amended and restated to read in full as follows:

FOURTH: A. The Corporation is authorized to issue three classes of stock designated, respectively, as voting common stock (“Voting Common Stock”), non-voting common stock (“Non-Voting Common Stock” and, together with the Voting Common Stock, the “Common Stock”) and preferred stock (“Preferred Stock”). The total number of shares of capital stock that the Corporation is authorized to issue is two hundred forty million (240,000,000). The total number of shares of Voting Common Stock that the Corporation is authorized to issue is one hundred ninety million (190,000,000), with a par value of $0.01 per share, the total number of shares of Non-Voting Common Stock that the Corporation is authorized to issue is ten million (10,000,000), with a par value of $0.01 per share, and the total number of shares of Preferred Stock that the Corporation is authorized to issue is forty million (40,000,000), with a par value of $0.01 per share.

B. Upon completion of the initial public offering by the Corporation previously approved by the Board of Directors (the “Effective Time”), each share of Common Stock of the Company issued and outstanding immediately prior to the Effective Time (the “Old Shares”), will automatically be reclassified as and converted into 10.43174381 shares of Common Stock, par value $0.01, of the Corporation (the “New Shares”). Any stock certificate that, immediately prior to the Effective Time, represented the Old Shares will, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent the number of New Shares as equals the product obtained by multiplying the number of Old Shares represented by such certificate immediately prior to the Effective Time by 10.43174381. Notwithstanding anything to the contrary in this ARTICLE FOURTH, if the number of shares of Common Stock to be held by a holder as a result of such reclassification is not a whole number, then the number of shares of Common Stock that such holder shall own at the Effective Time as a result of such reclassification shall be rounded up to the nearest whole share of Common Stock.

[Signature Page Follows]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed on its behalf.

/s/ Lawrence Wexler
By: Lawrence Wexler
Title: President and Chief Executive Officer

[Signature Page to Certificate of Amendment of Amended and Restated Certificate of Incorporation]